UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2010

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Huntington Quadrangle, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 631-777-5188

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2010, the President, Chief Executive Officer and Chairman of the Board of FalconStor Software, Inc. (the “Company”), ReiJane Huai, resigned from all of his positions with the Company, effective immediately.

On September 28, 2010, the Company’s Board of Directors appointed James P. McNiel to serve as the Company’s Interim Chief Executive Officer and Interim President in addition to his current role as the Company’s Chief Strategy Officer.  Mr. McNiel, age 47, has served as the Company’s Chief Strategy Officer since December 2009.  Prior to joining the Company, Mr. McNiel was the co-founder and Chief Executive Officer of Fifth Generation Systems, a social networking startup, from August 2006 to October 2009.  Previously, he served as a General Partner at Pequot Ventures (now FirstMark Capital), a venture capital firm, from 1997 to 2006, and Executive Vice President, Corporate Development of Cheyenne Software, a software company, from 1990 to 1997.  Mr. McNiel studied Business and Advanced Management at The Wharton School of the University of Pennsylvania and Finance at the Massachusetts Institute of Technology Sloan School of Management.

Mr. McNiel is employed pursuant to an arrangement with the Company providing for a base salary of $200,000 per annum, plus the issuance to Mr. McNiel of $50,000 of the Company’s common stock per quarter, which shares are deemed vested as of the date they are issued.  While Mr. McNiel is currently an at will employee, the terms of this arrangement were set forth in an offer letter from the Company to Mr. McNiel.  The offer letter further provides that the Company would recommend to the Company's Compensation Committee that Mr. McNiel be granted options to purchase 480,000 shares of Company common stock (such options were subsequently granted at an exercise price of $3.96 per share.)  The offer letter also provides that if Mr. McNiel's employment is terminated without cause the vesting of the options granted to him would accelerate based on how long he is employed by the Company at the time of termination.  A copy of the offer letter is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On September 28, 2010, the Company’s Board of Directors appointed James Weber to serve as the Company’s Interim Chief Operating Officer in addition to his current roles as the Company’s Chief Financial Officer, Treasurer and a Vice President.  Mr. Weber, age 40, has served as the Company’s Chief Financial Officer, Treasurer and a Vice President since February 2004.  Mr. Weber has over 10 years of financial, accounting and management experience.  Prior to becoming the Company’s Chief Financial Officer, Mr. Weber served as worldwide Corporate Controller of the Company and its predecessor entity since April 2001.  From 1998 through 2001, Mr. Weber served as Corporate Controller for theglobe.com, an Internet community.  Before joining theglobe.com, Mr. Weber had been an audit manager with KPMG and had several years of public accounting experience.  Mr. Weber is a Certified Public Accountant in the State of New York and received his Bachelor of Science degree in Accounting from Fordham University.

Mr. Huai tendered his resignation following his disclosure that certain improper payments were allegedly made in connection with the Company’s contract with one customer.  The Company has fully cooperated with law enforcement authorities with respect to the ongoing investigation, and it will continue to do so.  In addition, a special committee of the Company’s Board of Directors has been formed to conduct a full internal investigation of these matters and the special committee has retained counsel to assist it in its investigation.

Item 8.01.	Other Events.

On September 28, 2010, the Company appointed Eli Oxenhorn, a current member of the Company’s Board of Directors, as non-executive Chairman of the Board.

On September 29, 2009, the Company issued a press release announcing Mr. Huai’s resignation and the appointment of Mr. McNiel as Interim Chief Executive Officer and Interim President, Mr. Weber as Interim Chief Operating Officer, and Mr. Oxenhorn as non-executive Chairman of the Board.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Offer letter dated November 25, 2009 from the Company to James McNiel.

99.1	Press release of the Company dated September 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2010	FALCONSTOR SOFTWARE, INC.

	By:	/s/ James Weber
		Name:	James Weber
		Title:	Chief Financial Officer and Interim Chief Operating Officer

Exhibit Index

Exhibit No.	Description

10.1	Offer letter dated November 25, 2009 from the Company to James McNiel.

99.1	Press release of the Company dated September 29, 2010.